EXHIBIT 10.7

                           MERCHANT SERVICES AGREEMENT

     This MERCHANT SERVICES AGREEMENT (hereinafter the "Agreement") made as of December 12, 1994, by and between HURLEY STATE BANK ("Bank"), a banking corporation organized and existing under the laws of the State of South Dakota, with its offices at Sioux Falls, South Dakota, and THE CHILDREN'S PLACE RETAIL STORES, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, with its offices at One Dodge Drive, West Caldwell, New Jersey 07006.

                                   WITNESSETH:

     WHEREAS, Bank intends to issue to consumers private label credit cards for use at specific retail establishments and desires to offer to certain consumers the ability to use a Bank- issued credit card with Company's name and logo appearing on such card for the purchase of goods and services normally offered by Company ("Authorized Services") at Company locations; and

     WHEREAS, Company is in the business of providing Authorized Services and desires to offer consumers the convenience of using a Bank-issued credit card with Company's name and logo appearing on such card in payment therefor; and

     WHEREAS, Bank directly or through its designee will operate and administer a merchant authorization and settlement program whereby, subject to certain conditions, Bank will authorize certain Bank-issued credit card transactions for Company and Company or its designated agent will present Bank with transaction records for payment; and

     WHEREAS, Bank and Company acknowledge that this Agreement constitutes a financial accommodation between the parties for purposes of federal bankruptcy law.

     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:

                             ARTICLE I - DEFINITIONS

     1.1 DEFINITIONS. Except as otherwise specifically indicated, the following terms shall have the meaning specified herein:

     "Account" means a Card account. An Account may have more than one Card issued for it. Any Account shall be deemed to be the property of Bank and Bank shall establish the terms and conditions under which Accounts will be established.

     "Authorization" means permission from Bank to make a Card Sale.

     "Authorization Center" means the facility designated by Bank as the facility at which Card Sales are authorized.

     "Business Day" means Mondays through Fridays except days when Bank is closed for business.

     "Card" means a credit card issued by Bank with Company's name and logo appearing on such card or with such other design as mutually acceptable to the parties, which evidences an Account. During the term of this Agreement Company shall not issue, arrange to issue, or accept any other private label credit card, or private label credit account, including any credit card or account under any of its names or logos or that would otherwise compete with the Card Plan except as provided hereunder.

     "Card Plan" means the program under which Accounts will be established and Cards issued to Cardholders.

     "Card Sale" means any sale of Authorized Services that Company makes to a Cardholder pursuant to this Agreement that is charged to an Account.

     "Cardholder" means (i) the person in whose name an Account is maintained and (ii) an authorized user of that Account.

     "Chargeback" means the refusal of Bank to pay Company for a Card Sale or Company's reimbursement of Bank for a Card Sale for which Company was previously paid.

     "Credit" means a non-cash refund issued by Company to a Cardholder of all or a portion of the amount of a Card Sale.

     "Credit Slip" means evidence of a Credit in paper form.

     "Electronic Location" means a Company location at which there is an Electronic Terminal.

     "Electronic Terminal" means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link (whether routed through Bank's facilities or otherwise) with an Authorization Center to obtain Authorization. Company agrees that the Electronic Terminals it uses hereunder shall be those provided to Company by Bank or its designee (at Company's expense) or shall be otherwise reasonably acceptable to Bank.

     "Floor Limit" means the United States dollar amount designated by Bank, as it may be changed from time to time, at or above which Authorization must be obtained to make a Card Sale.

     "Operating Regulations" means the standard operating procedures of Bank, as they may be changed from time to time, which shall be provided to Company upon written request therefor. For purposes of this Agreement, the Operating Regulations shall be deemed an integral part of the Agreement and references to the Agreement shall be deemed to include the Operating Regulations.

     "Sales Data" means Card Sales and Credits whether in paper form, in the form of magnetic tape, or in a form in which the data representing Card Sales and Credits are electronically transmitted.

     "Sales Slip" means evidence of a Card Sale in paper form.

     "Settlement" means the reimbursement to Company for the net amount of Card Sales and Credits remitted to Bank.

     "Settlement Account" means the deposit account(s) at the financial institution(s) designated by Company as the account(s) to be debited and/or credited, as applicable, for the Settlement of Card transactions and the payment of any fees and charges due hereunder.

     1.2. CONSTRUCTION. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

            ARTICLE II - ISSUANCE OF ACCOUNTS AND ACCEPTANCE OF CARDS

     2.1 CONDITIONS OF OPENING ACCOUNTS. Subject to the terms and conditions of this Agreement, Bank shall receive Cardholder applications and approve or decline Accounts in accordance with Bank's Account issuance criteria.

     (a) WRITTEN APPLICATIONS. Applications which are received by Bank through the mail and are not made contemporaneously with a sale shall be reviewed in accordance with Bank's customary practice for written applications.

     (b) APPLICATIONS WITH ACCOMPANYING SALE. Applications telephoned to Bank by Company's employees in conjunction with a sale shall be reviewed by Bank in accordance with Bank's criteria. Company shall be responsible for the following:

               (i) Providing all information found on Customer's Application which has been requested by Bank's representative.

               (ii) Obtaining positive identification and verification of the individual applying for the Account by obtaining a valid driver's license number, state identification card number, or other identification card number acceptable to Bank.

               (iii) Obtaining the signature on the application of all persons whose name will appear on the Account or will be responsible for the Account.

               (iv) Upon either approval or decline, the application must be sent to Bank at the designated address within five (5) business days.

               (v) The sale must be entered into Company's Electronic Terminal. If requested to do so by Bank's representative, Company's employee shall also enter into the Electronic Terminal the approval code provided by Bank.

Failure to adhere to the above procedures shall result in a Chargeback in accordance with paragraph 2.10 of this Agreement.

     2.2 HONORING OF CARDS.

     (a) CONDITIONS FOR HONORING CARDS. Subject to the terms and conditions of this Agreement, Company agrees to accept the Card for payment of Authorized Services in those instances when a Cardholder wishes to charge the purchase of such Authorized Services to his/her Account and shall not attempt to suppress or discriminate against use of a Card by a Cardholder (except in accordance with this Agreement). Company shall accept the Card at all of its participating locations in the United States for the purchase of Authorized Services, provided the Card transactions resulting from such acceptance of the Card are submitted to Bank in United States dollars. Bank will advise Company if it develops the capability of accepting Card transactions in currencies other than United States dollars. In such event, Card transactions may be made in such other currencies upon terms and conditions to be mutually determined at that time. If any facility or service is operated on Company premises under a franchise, lease or license from Company and such franchisee, lessee or licensee (who is not a party to a merchant services agreement with Bank) agrees with Company to accept Cards, Card Sales incurred at such facility or service shall be subject to the terms and conditions of this Agreement and must be handled through Company as if it had transacted such Card Sales. Company shall be obligated to pay its franchisee, lessee or licensee with respect to such Card Sales.

     (b) COMMENCEMENT OF CARD ACCEPTANCE. Acceptance of Cards by Company shall commence on or about the date of this Agreement or as soon thereafter as agreed to by the parties and shall continue until the termination of the Agreement.

     2.3 ACCEPTANCE OF CARDS. Company shall accept each Card presented by a Cardholder as payment for Authorized Services provided that all of the following conditions are met with respect to each Card Sale and that Company further complies with all of the procedures set forth elsewhere in this Agreement and in the Operating Regulations relating to the acceptance of Cards each time it makes a Card Sale:

     (a) The Card is presented to Company on or before the expiration date, if any, shown on its face;

     (b) The Card is used as payment for Authorized Services purchased by a Cardholder;

     (c) Company will not accept a Card for the purpose of advancing money to a Cardholder or paying money to a Cardholder for any amount that is included in a Card Sale;

     (d) Company has followed the procedures for the completion of Sales Slips as set forth in paragraph 2.5 below; and

     (e) Company has obtained Authorization for the Card Sale if required pursuant to paragraph 2.6 below.

     2.4 OPERATING REGULATIONS. The Operating Regulations may be changed by Bank from time to time upon sixty (60) days' prior written notice to Company, provided, however, that changes which do not require major systems or operational modifications and changes required for security measures shall be made effective as soon as possible following Company's receipt of notice thereof but in all events shall become effective within five (5) days of Company's receipt of notice thereof. In the event of any conflict or inconsistency between the terms of this Agreement and those of the Operating Regulations, the former shall govern.

     2.5 COMPLETION OF SALES SLIPs.

     (a) GENERAL REQUIREMENTS. For each Card Sale, Company shall prepare a Sales Slip using a form that is mutually acceptable to Bank and Company, e.g., a universal sales slip. Each Sales Slip must be legible and fully completed with the following information:

               (i) The date and, unless otherwise provided to Bank, e.g. batch reports, etc., location (city/state) of the Card Sale;

               (ii) A brief description of the Authorized Services;

               (iii) The total amount of the Card Sale, including tax;

               (iv) The Account number;

               (v) The expiration date, if any, of the Card;

               (vi) The Authorization number or code (where applicable); and

               (vii) Company's merchant number, unless otherwise provided to Bank, e.g. batch reports.

Each Sales Slip shall be imprinted to obtain a clear imprint of the Card; provided that in the case of Sales Data which are electronically produced by Company, Company shall not be required to obtain an imprint of the Card. Company shall include all Authorized Services purchased in a single transaction on one Sales Slip except for customer deposits or partial payments. Company will not collect tax separately in cash in connection with any Card Sale.

     (b) CARDHOLDER'S SIGNATURE. A Sales Slip must be signed by the Cardholder for each Card Sale at the time the Card Sale is made and in the presence of an authorized representative or employee of Company. The signature on the Sales Slip must be reasonably similar to the signature appearing on the signature panel of the Card. After completion of the Card Sale, Company shall provide a legible and completed copy of the Sales Slip to the Cardholder. If Company fails to obtain the signature of the Cardholder on a Sales Slip and the Cardholder has not authorized the Card Sale or denies the validity of the Card Sale, the Card Sale shall be subject to Chargeback pursuant to paragraph 2.10 below.

     2.6 AUTHORIZATION.

     (a) GENERAL REQUIREMENTS. In accordance with the terms of this paragraph 2.6, Company shall obtain Authorization for each proposed Card Sale at or above the Floor Limit. For purposes of this Agreement, the purchase of one or more items or other Authorized Services made by a Cardholder at one Company location and at one time shall be deemed to constitute a single Card Sale.

     (b) FLOOR LIMIT. Except as provided in paragraph 2.6(c)(ii) below, the Floor Limit shall be $0. Bank may change the Floor Limit upon notice to Company.

     (c) OBTAINING AUTHORIZATION.

               (i) ELECTRONIC LOCATIONS. To obtain Authorization for Card Sales made at Electronic Locations, Company shall utilize an Electronic Terminal in accordance with procedures applicable for the use of that terminal. At an Electronic Location, if a referral code is displayed on an Electronic Terminal, Company shall telephone Bank to obtain further instructions, using a toll-free telephone number provided by Bank for such purpose.

               (ii) NON-ELECTRONIC AUTHORIZATION. To obtain Authorization when Bank's electronic capability to provide Authorization or Company's electronic capability to obtain Authorization is not operational, Company shall contact Bank using a toll-free telephone number provided by Bank for such purpose. If the Authorization Center approves the Card Sale, Company will be given an Authorization code or number which must be written on the Sales Slip. In the event that Bank's electronic capability to provide Authorization is not operational, the downtime Floor Limit shall be $50.00, or such other amount as Bank may determine and communicate to Company.

     (d) RIGHT OF CHARGEBACK. If Authorization for any Card Sale is required but not obtained by Company, or requested by Company but declined by Bank, Bank may process a Chargeback for such Card Sale pursuant to paragraph 2.10 below.

     (e) CANCELLATION OF AUTHORIZATION. At its expense, Bank shall make available during Bank's normal authorization hours, a toll-free number which Company may call in the event a previously authorized Card Sale is cancelled by the Cardholder.

     2.7 SETTLEMENT OF CARD TRANSACTIONS.

     (a) REMITTANCE OF SALES DATA BY COMPANY. At least weekly, Company shall remit Sales Data to Bank. All such remittances shall be in Bank's form and format. Remittances of Sales Data shall contain all of the information specified in this Agreement and the Operating Regulations. Upon receipt thereof, Bank will balance and edit the data submitted and make appropriate adjustments for errors or invalid or incomplete transactions. In the event all or a portion of the required data is not received by Bank or such data is unreadable, Bank shall not be required to process the Sales Data containing the missing or unreadable data, but shall promptly inform Company or its designated agent of the missing or unreadable data. Company shall be responsible for retrieving and resubmitting the Sales Data in completed form. Company shall be responsible for the loss, damage or destruction of Sales Data until such Sales Data is received by Bank or by Bank's designated processor.

     (b) OBLIGATION TO REIMBURSE COMPANY FOR SALES DATA. Subject to Bank's right of Chargeback, Bank shall reimburse Company for all Card Sales properly remitted by Company and received by Bank. Bank will pay Company an amount equal to the total amount of Card Sales submitted to and received by Bank, less the amount of Credits, if any, submitted that Business Day by Company, plus or minus the applicable amount, if any, for other adjustments to the amounts so submitted. Bank shall not be required to reimburse Company for any Card Sale not submitted within sixty (60) days of the date of the Card Sale.

     (c) METHOD AND TIMING OF SETTLEMENT. For each electronic or tape remittance of Sales Data received in Bank's form and format by 12:00 PM local time on a Business Day at the location specified by Bank, Bank will use its best efforts to initiate the appropriate credit or debit to the Settlement Account, as applicable, by federal wire transfer ("Fed Wire") by the following Business Day. With respect to each such remittance of Sales Data received by Bank after 12:00 PM local time on a Business Day, Bank will use its best efforts to initiate the appropriate credit or debit to the Settlement Account, as applicable, by Fed Wire by the second Business Day after receipt. Unless otherwise agreed to in writing by the Bank, Bank shall not accept remittance of Sales Data in paper form (hard copy). Company hereby authorizes Bank and its designated agents and representatives to credit or debit the Settlement Account, as applicable, in accordance with this Agreement and the rules and procedures of the settlement institution. This authority shall remain in effect until five (5) Business Days after Bank receives written notice from Company of its cancellation of such authorization, provided that in the event of termination of this Agreement, Company agrees to maintain the Settlement Account with sufficient funds until such time as Company and Bank agree that all Chargebacks and other adjustments are processed and to permit Bank to credit and debit such Settlement Account until all charges, Chargebacks and other adjustments are settled as provided in this Agreement. Bank shall not be liable to Company for any delays in receipt of funds or errors in credit entries caused by Company or by third parties including, but not limited to, a clearinghouse, Company's financial institution, or any agent of Company.

     2.8 CARDHOLDER CREDITS AND PAYMENTS. Unless specifically required by law, Company will not give cash refunds to any Cardholder in connection with a Card Sale. For each Credit issued by Company, Company will prepare and deliver to the Cardholder a Credit Slip which Company will complete in accordance with the Operating Regulations. Company shall submit Sales Data evidencing each Credit to Bank within seven days after it is issued in order that the appropriate Credit may be entered on the Cardholder's Account. Company will not accept payment for a Card Sale from a Cardholder (other than through the use of the Card) unless Authorization for such Card Sale is denied by Bank or such Card Sale is charged back to Company by Bank.

     2.9 BILLING INQUIRIES AND CARDHOLDER DISPUTES. Bank will notify Company on a current basis when a Cardholder has made a billing inquiry or filed a billing error notice relating to a Card Sale made by Company. Company agrees to investigate and make a good faith effort to resolve each billing inquiry or dispute referred to it by Bank or received directly from a Cardholder. Within fifteen (15) Business Days from the date Bank sends a billing inquiry or dispute to Company, Company shall notify Bank in writing of the resolution thereof or the action Company will take which will resolve the billing inquiry or dispute. Company shall provide Bank with all such information as Bank may reasonably request in connection therewith.

     2.10 CHARGEBACK RIGHTS AND PROCEDURES.

     (a) CHARGEBACK RIGHTS. If Company has not complied with the terms of this Agreement or with the Operating Regulations with respect to either the Opening of Accounts or a Card Sale made by Company, or if, at the end of the fifteen
(15) Business Day billing inquiry dispute resolution period specified in paragraph 2.9 above, the billing inquiry or dispute is not resolved (or Bank has not been informed of the resolution or the action Company will take to resolve the billing inquiry or dispute), Bank may process a Chargeback to Company for the amount of the Card Sale, the Account balance or the disputed portion thereof, as applicable. If Bank processes a Chargeback and the disputed amount is subsequently paid by the Cardholder, Bank will reimburse Company for the amount of the disputed Card Sale or disputed portion thereof.

     (b) METHOD OF RECOURSE. Bank is not required to pay Company for a Card Sale which is being charged back. If Bank has already paid Company for such Card Sale, Bank, at its sole discretion, may deduct the amount to be charged back from the Settlement Account or offset such amount from a future payment to Company. Any Chargebacks which are not paid by the aforesaid means shall be due and payable by Company promptly on demand.

     (c) COMPLIANCE WITH LAWS. Notwithstanding anything to the contrary contained herein, in the event a Cardholder, in accordance with the provisions of applicable state law or the federal Truth in Lending Act and Regulation Z, as they may be amended from time to time, files with Bank a billing error inquiry or alleges a quality dispute with respect to goods or services purchased from Company, Bank has the right of Chargeback against Company with respect to the Card Sale which is the subject of such inquiry or dispute.

     (d) EXCESSIVE CHARGEBACKS. If Chargebacks exceed 1.5% of the total number of Card Sales submitted by Company with respect to an individual Company location in any calendar quarter, Bank reserves the right to assess, and Company agrees to pay, a fee of $7.50 for each Chargeback in excess of the 1.5% limit.

     2.11 REPRESENTATIONS AND WARRANTIES. Company represents and warrants to Bank that each Card Sale will arise out of a bona fide sale of Authorized Services by Company and will not involve the use of a Card for any other purpose.

     2.12 REPORTS. Bank shall supply, at no additional charge, Company with Bank's standard reports, including a monthly statement containing the following information: Card Sales, Credits, Merchant Fees, any other fees and Daily Remittances. Company may elect to receive reports available from Bank containing additional information at Bank's then current price for such reports.

                               ARTICLE III - FEES

     3.1 FEES.

     (a) For each Card Sale made by Company, Bank shall charge and Company agrees to pay a fee in an amount equal to 3.41% of the Card Sale (the "Merchant Fee"), as calculated in accordance with paragraph 3.1 (c) below. Upon thirty
(30) days' prior written notice to Company, the Bank may change the Merchant Fee effective as of the completion of the first twelve (12) months of the term of this Agreement and, thereafter the Merchant Fee may be changed by Bank every twelve (12) months upon thirty (30) days notice to Company, provided that Bank shall not increase or decrease the Merchant Fee more than 25 basis points after the initial twelve (12) months of the term and 25 basis points during any subsequent twelve (12) month period. Such Merchant Fee change(s) shall be as a result of such factors as: (i) actual losses absorbed by Bank, or (ii) material differences between the Assumptions upon which the Merchant Fee is based as reflected in Schedule B, attached hereto, and the actual performance of the Card Plan. The foregoing limitations on the amount of increases to the Merchant Fee shall not apply to the extent that such increases are based on adjustments to the legally allowable finance charge rates in the states of residence of Cardholders.

     (b) The above Merchant Fee of 3.41% is based in part on the Prime Rate of 8.5%. The Prime Rate is the rate of interest listed as the highest "prime rate" in the "Money Rates" section of THE WALL STREET JOURNAL on the last business day of the month. Bank and Company agree that Bank shall directly pass through changes in the Prime Rate to Cardholders by applying a variable rate annual percentage rate to Accounts. If Bank and Company agree to change the annual percentage rate to a fixed rate, Bank shall pass through to Company changes in the cost of funds.

     (c) On each day of each month, Bank shall:

               (i) Determine the net amount of Card Sales made by Company during that day;

               (ii) Calculate the total amount of Credits and adjustments to Accounts with respect to Card Sales made by Company during that day; and

               (iii) Calculate and collect the amount of the Merchant Fee based on the net amount after making such calculations.

     (d) Bank may offset the amount of the Merchant Fee and any other amounts which become due and owing to Bank or Bank's affiliate from the Settlement amount due Company, or Bank may debit the Settlement Account in the amount of the Merchant Fee and any such other amounts. If Bank elects the former and the Settlement amount due Company is insufficient to cover the Merchant Fee and any such other amounts, Bank, at its option, may offset the Merchant Fee and any such other amounts, or remaining portion thereof from subsequent amounts due Company or debit the Settlement Account. Any amounts owed which cannot be paid by the aforesaid means shall be due and payable by Company on demand.

     (e) Bank acknowledges that Company has paid Bank a set-up fee and conversion fee of $35,000 and Bank shall charge and Company agrees to pay such other fees for services, forms or materials as set forth in Schedule A which is attached hereto and incorporated herein.

                            ARTICLE IV- MISCELLANEOUS

     4.1 INDEMNIFICATION.

     (a) INDEMNIFICATION BY COMPANY. Company shall be liable to and shall indemnify and hold harmless Bank and its officers, employees and directors from any losses, damages, claims or complaints (including reasonable outside attorney's fees and disbursements) incurred by Bank or its respective officers, employees and directors arising out of:

               (i) Any claim, complaint or setoff made by a Cardholder with respect to Card Sales or Credits submitted by Company pursuant to this Agreement;

               (ii) Anything wrongfully done or not done by Company in connection with the furnishing of any Authorized Services purchased by Cardholders pursuant to this Agreement; and

               (iii) The death or injury to any person or the loss, destruction or damage to any property arising out of the furnishing by Company of any Authorized Services purchased with the Card.

               (iv) Any claim or complaint of a third party in connection with the use of Company's name and logo on the Card or in advertisements and promotions relating to the Card Plan.

     (b) INDEMNIFICATION BY BANK. Bank shall be liable to and shall indemnify and hold harmless Company and its officers, employees and directors from any losses, damages, claims or complaints (including reasonable outside attorney's fees and disbursements) incurred by Company or its officers, employees and directors arising out of any claim or complaint by a Cardholder with respect to anything wrongfully done or not done by Bank in connection with such Cardholder's Account. Notwithstanding the foregoing, the indemnification by Bank shall not apply to any claim or complaint relating to Company's failure to resolve a billing inquiry or dispute with a Cardholder.

     (c) NOTICE OF CLAIM. In the event that Bank or Company shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this paragraph 4.1, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding.

     (d) SURVIVAL. The terms of this paragraph 4.1 shall survive the termination of the Agreement.

     4.2 CARD PLAN PROMOTION; ADVERTISING AND SERVICEMARKS.

     (a) LIMITED LICENSE. Company hereby authorizes Bank for purposes of this Agreement to use Company's name, logo, registered trademarks and servicemarks (if any), and any other proprietary designations on the Card and in advertising and promoting the Card Plan, subject to Company's periodic reasonable review of such use and to such reasonable specifications of Company to the extent such specifications are directly related to the legal maintenance of Company's marks, if any.

     (b) PROMOTION OF THE CARD PLAN. Company shall prominently display at each of its locations advertising and promotional materials relating to the Card Plan, including without limitation take-one applications for the Card. Further, to the extent Company displays other third party credit or charge card materials, it shall display the advertising and promotional materials relating to the Card Plan in a manner and with a frequency equal to or greater than that accorded any other third party credit or charge card. Company shall only use or display such materials in accordance with the Operating Regulations or in accordance with any specifications provided by Bank. Bank and Company shall cooperate in the development of advertising and display materials and such other operating forms and materials necessary to promote the Card and make Card Sales. Bank may charge Company and Company agrees to pay for any such materials and forms provided to Company by Bank. Any such materials shall not be used by Company following termination of this Agreement.

     (c) CARDHOLDER SOLICITATION. For purposes of prospective Cardholder solicitations by Bank, Company shall provide Bank with its customer lists and any other lists of consumers that Company owns or with respect to which Company possesses a right to use such list. Bank and Company shall mutually agree upon plans for solicitation of Company's customers. Company shall be responsible for the costs of such solicitations, including without limitation the cost of obtaining lists of consumers who are potential Cardholders and providing the same to Bank. Any such solicitations of Company's customers or any other consumers by Bank shall be in accordance with Bank's policies and procedures, and subject to its credit analysis and determination, provided that Bank shall act reasonably in determining the number, frequency and nature of solicitations for Cardholders. Cardholders' names and addresses shall be deemed the property of Bank and (except for the names and addresses of Company's existing customer base) not of Company. Company may use Cardholders' names and addresses to conduct promotional programs for products and services other than credit and payment programs, provided Company obtains Bank's prior written consent for each such use of the names and addresses. Such Cardholder information may be used by Bank for such purposes as it deems appropriate so long as (i) Bank does not use such information in a manner that is anti-competitive and injurious to Company's retail business, and (ii) Bank obtains prior written consent of Company for such use.

     (d) JOINT MARKETING FUNDS. Bank shall make available funds in the amount of $70,000 for the development and execution of marketing programs in support of the Card Plan, provided Company contributes $30,000 for such purposes. Bank and Company shall jointly determine how the marketing programs will be accomplished; and each party shall be responsible for managing and administering the marketing funds it contributes.

     4.3 BOOKS AND RECORDS. Company shall retain an original copy of each Sales Slip and Credit Slip for one hundred and eighty (180) days following the date of the Card Sale and a microfilm or other copy thereof for a total of seven (7) years. Company will send to Bank the original or a legible copy of any Sales Slip, Credit Slip or any other record relating to this Agreement retained by Company within fifteen (15) Business Days of a request from Bank.

     4.4 TERM AND TERMINATION.

     (a) TERM. This Agreement shall be effective on the date first written above when executed by authorized officers of each of the parties and shall remain in effect for a period of five (5) years from the date of Commencement of Card Acceptance set forth in paragraph 2.2(b) ("Initial Term"), and shall continue thereafter for additional five (5) year periods ("Subsequent Term(s)") unless either party provides written notice of termination at least one (1) year prior to the end of the Initial Term or Subsequent Term(s). The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

     (b) TERMINATION. This Agreement may otherwise be terminated:

               (i) by Bank or Company upon notice to the other in the event the other party shall elect to wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due, or in the event Company otherwise suffers a material adverse change in Company's financial condition (for purposes of this Agreement a material adverse change in Company's financial condition shall mean, but not be limited to a default in payment or some other failure to meet a debt obligation of Company, either of which is of such a material nature that a lender could declare a default); makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof; or

               (ii) by Bank or Company upon thirty (30) days notice to the other in the event the other materially breaches its obligations hereunder provided that such termination shall be deemed ineffective if the breaching party cures its breach within the thirty (30) day period.

               (iii) by Bank upon thirty (30) days' prior written notice to Company in the event that Company closes or otherwise ceases operation in one or more of its retail locations such that the aggregate of such closures or cessations materially impacts the Cardholder's use or the utility of their Cards.

     (c) TERMINATION OF CARD ACCEPTANCE. Bank upon notice to the other party may elect to terminate the acceptance of the Card at a particular Company location if acceptance of the Card at such location is subject to high fraudulent activity, excessive Chargebacks (that is, in excess of 1.50% of the total number of Card Sales) or other course of business conduct that is injurious to the business relationship between Bank and Company. Termination of an individual Company location shall not affect this Agreement. Notwithstanding the foregoing, if such termination of acceptance of the Card at individual Company locations materially affects the volume of Card Sales generated by Company, Bank may elect to terminate this Agreement upon thirty (30) days' prior written notice to Company.

     (d) DUTIES UPON TERMINATION. Upon termination of this Agreement, Company will promptly submit to Bank all Sales Data made through the date of termination.

     (e) PURCHASE REQUIREMENTS. If Company terminates this Agreement under paragraph 4.4(a) or if any event arises that would be a basis for termination of this Agreement by Bank under paragraphs 4.4(b) (i), (ii) or (iii), 4.4(c) or 4.12, Bank or Bank's designee at its option, may cause Company, its successors and assigns to purchase, or to cause Company's parent corporation, if any, to purchase all of the outstanding Card receivables (subject to the terms of any then current securitization agreement of Bank) under such terms and conditions as are reasonably acceptable to Bank.

     4.5 RESERVE ACCOUNT. If any event arises that would be a basis for termination of this Agreement by Bank under paragraph 4.4(b)(i), Bank may immediately establish a reserve account ("Reserve") against potential liability to Cardholders for Credits and refunds for advance Card Sales. The amount of such Reserve shall be determined by Bank based on Company's Chargeback history. Company shall immediately pay to Bank the amount of such Reserve, or Bank may debit the Settlement Account or withhold Settlement until the Reserve is fully funded. Company agrees that Bank may set off against the Reserve any Credits, Chargebacks or adjustments that Company does not or is unable to satisfy through Settlement. Bank will release all remaining amounts held in the Reserve not later than two hundred ten (210) days after the termination date of this Agreement, upon satisfaction of all Company's obligations to Bank. Bank will provide Company with an accounting of any amounts withdrawn from the Reserve.

     4.6 SET-OFFS. Bank and Company agree that each time a Card Sale occurs, a contingent and unmatured claim for payment accrues against Bank in favor of Company, and simultaneously, a contingent and unmatured Chargeback claim accrues against Company in favor of Bank. Company agrees that Bank has the right to effect a Chargeback and set off any claim it has against any amounts that Bank may owe Company from time to time, whether or not such amounts were derived from the Card Sale out of which Bank's claim arose. Company irrevocably grants Bank a right to set off in and to any funds held by Bank and all amounts now or hereafter due to Company from Bank.

     4.7 STATUS OF THE PARTIES. In performing their responsibilities pursuant to this Agreement, Bank and Company are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Bank and Company. Further, notwithstanding anything contained in this Agreement to the contrary, any third party designated by Company to obtain Authorization or perform data capture, remittance or Settlement functions hereunder shall be subject to the approval of Bank and shall be deemed to be the agent of Company for all such purposes and not the agent of Bank and Company shall be fully liable for the fees and actions of any such third party with respect to obtaining such Authorization or the performance of such functions.

     4.8 FORCE MAJEURE. Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of causes beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God or of the public enemy, acts of civil or military authority, fires, strikes, unavailability of energy resources, delay in transportation, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform, and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

     4.9 CONFIDENTIALITY. In performing its obligations pursuant to this Agreement, each party may have access to and receive certain confidential or proprietary information about the other party, including, but not limited to: such party's marketing philosophy and objectives, competitive advantages and disadvantages, cardmember and customer names and addresses, financial results, technological development, store locations, sales volume(s), merchandise mix or other information of the business or affairs of each party, its parent company, or its affiliated and subsidiary companies, which that party reasonably considers confidential and/or proprietary (hereinafter collectively referred to as "Confidential Information"). Both parties agree that they will reveal such Confidential Information only to those of their directors, officers, or employees (or, with regard to Company, directors, officers or employees of any of its operating divisions/subsidiaries which accept or may consider accepting the Card, and, with regard to Bank, directors, officers, or employees of Bank, or its affiliates which are involved in the development of the Card program) who are engaged in the implementation of policies, programs or procedures with regard to the acceptance of the Card by Company. Each party agrees not to use such Confidential Information nor to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement and except as may be agreed upon by the parties. If either should disclose Confidential Information to a third party, such party shall cause said third party to agree to the confidentiality provisions set forth in this paragraph 4.9.

     Confidential Information shall not include information in the public domain, information already known by the party receiving the information prior to commencing the discussions that led to this Agreement, and information lawfully obtained from a third party. The provisions of this paragraph 4.9 shall survive the termination of this Agreement.

     4.10 ACCESS TO CARDHOLDER LIST. Company may request from Bank the Cardholder names and addresses of Cardholders who use their Cards to purchase Authorized Services at participating locations. Bank shall charge and Company agrees to pay the fee specified in Schedule A for such requests. Except as provided in paragraph 4.2(c), Company may only use such Cardholder information in connection with sales promotions of Authorized Services by Company during the term of this Agreement; any other use of such Cardholder information including, without limitation, the disclosure or sale of such information to third parties, is prohibited and is subject to the terms of paragraph 4.9.

     4.11 FINANCIAL INFORMATION. At least annually Company shall provide to Bank audited financial statements prepared for Company by an independent public accounting firm. Quarterly, Company shall provide to Bank quarterly financial statements prepared by or for Company.

     4.12 ASSIGNABILITY; SUCCESSORS AND ASSIGNS. This Agreement and any of the rights, interests and obligations of either of the parties hereunder may be assigned to a parent, subsidiary, or affiliate of either party. Bank may assign this Agreement to a third party upon the sale of all or substantially all of its assets or stock to such third party. This Agreement may not otherwise be assigned without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld or delayed. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the successors and permitted assigns of each of them. Company shall notify Bank within twenty (20) days after it or its parent corporation, if any, is purchased by another entity or agrees to merge or be consolidated into or transfer all or substantially all of either of their respective assets to another entity. In such event, Bank may within thirty (30) days of its receipt of Company's notice terminate this Agreement upon thirty (30) days notice to Company.

     4.13 AMENDMENT. Except as otherwise provided herein, neither this Agreement nor any of its provisions shall be amended or modified except in writing executed by a duly authorized officer of each party.

     4.14 SEVERABILITY. If any provision, or portion thereof, of this Agreement is held invalid, illegal, void or unenforceable by reason of any rule or law, administrative order, judicial decision or public policy, all other provisions of this Agreement shall nevertheless remain in full force and in effect.

     4.15 ENTIRE AGREEMENT. This Agreement, including the Operating Regulations and any exhibits and documents incorporated by reference, constitutes the entire Agreement between the parties in connection with the acceptance of the Card by Company and supersedes all prior agreements, negotiations and communications on such subject matter.

     4.16 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of South Dakota.

     4.17 APPLICABLE LAW OR REGULATION. It is expressly understood that changes in the performance of either party's obligations under this Agreement necessitated by a change in interpretation of any applicable federal or state statute or regulation will not constitute a breach of this Agreement.

     4.18 WAIVERS. Neither party shall be deemed to have waived any of its rights, powers or remedies under this Agreement unless such waiver is approved in writing by the waiving party.

     4.19 NOTICES. Whenever notice or demand under this Agreement is given to or made upon either party by the other party, such notice or demand shall be given in writing, either (i) by depositing it in the United States mail addressed to such party at its address as set forth below, with postage thereon prepaid, and any notice or demand so mailed shall be deemed to have been given at the time when it was mailed, or (ii) by courier, telecopier, or similar method, and such notice or demand shall be deemed to have been given when the telex, cablegram, writing, or other form of notice or demand is either personally delivered to the party or delivered to the address set forth below. Notwithstanding the foregoing, notice of intent to terminate this Agreement and notice of default shall be sent by certified or registered mail, return receipt requested.

If to Bank:                Hurley State Bank
                           1503 East 10th Street
                           Sioux Falls, South Dakota 57103
                           Attn: Senior Vice President

With a copy to:            SPS Payment Systems, Inc.
                           2500 Lake Cook Road
                           Riverwoods, Illinois 60015
                           Attn: Vice President- Controller

If to Company:             The Children's Place Retail Stores, Inc.
                           One Dodge Drive
                           West Caldwell, New Jersey 07006
                           Attn: Controller

     EITHER PARTY MAY CHANGE THE ADDRESS TO WHICH NOTICE SHALL BE SENT BY GIVING WRITTEN NOTICE OF SUCH CHANGE TO THE OTHER PARTY IN THE MANNER PROVIDED HEREIN.

     4.20 CAPTIONS. The captions used in this Agreement have been inserted for convenience and for reference only and shall not be deemed to limit or define the text of this Agreement.

     4.21 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall constitute an original but all of which shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE CHILDREN'S PLACE RETAIL                  HURLEY STATE BANK
 STORES, INC.                               (Accepted at its Home Office)


By: /s/                                      By: /s/
   ------------------------                     --------------------------
Title:  EVP - COO                            Title:  SVP - Operations

                                   SCHEDULE A

                                      FEES

           ITEM                                                        AMOUNT

1.      In-store forms, including credit applications and sales       Cost plus
        and credit slips                                              handling

2. Each tape file of Cardholder names and addresses in excess of one per month

        - Per request                                              $150.00

3.      System changes                                              Cost

                                   SCHEDULE B

                                   ASSUMPTIONS

1.      Anticipated average annual credit sales per
        active Account                                          $370.00

2.      Percentage of aggregate Account balances that
        incur finance charges                                       90%

3.      Average active Account balance                          $150.00